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                                                                     Exhibit 8.2

            [DILWORTH, PAXSON, KALISH & KAUFFMAN LLP LETTERHEAD]

                     [Form of Tax Opinion to be Provided by
                      Dilworth, Paxson, Kalish & Kauffman]


                                _______ __, 1996



Board of Directors
Wedco Technology, Inc.
P.O. Box 397
Bloomsbury, New Jersey  08804-0397


     Re: Tax Opinion for Merger of Wedco Technology, Inc. ("Wedco") with and into W Acquisition Corp. ("Acquisition"), a subsidiary of ICO, Inc. ("ICO")

Dear Board of Directors:

                 You have requested our opinion as to certain federal income tax consequences resulting from the merger of Wedco, a New Jersey corporation, with and into Acquisition, a New Jersey corporation and a wholly owned subsidiary of ICO, a Texas corporation, pursuant to the Merger Agreement dated as of December 8, 1995 between Wedco, Acquisition and ICO, as amended as of March 13, 1996 (the "Merger Agreement"). Under the terms of the Merger Agreement, Wedco will merge with and into Acquisition (the "Merger"). Capitalized terms not defined in this opinion letter have the meanings given them in the Merger Agreement.

                 In rendering this opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following:

                 (i)      the Merger Agreement;
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DILWORTH, PAXSON, KALISH & KAUFFMAN LLP                                  PAGE 2
TO:  WEDCO TECHNOLOGY, INC.


            (ii) the Registration Statement on Form S-4 and Amendment
                 No. 1 thereto (Reg. No. 333-00831) (the "Registration Statement") filed by ICO with the Securities and Exchange Commission, including the Joint Proxy Statement/Prospectus dated March __, 1996 therein;

           (iii) the representations made in a letter to this firm by Wedco dated February 20, 1996 (the "Wedco "Representation Letter"); and

            (iv) the representations made in a letter to this firm by ICO dated
                 February 1996 (the "ICO Representation Letter").

                 In our review of the foregoing documents, we have assumed the accuracy of all information set forth in such documents, the genuineness of all signatures on the documents which we have reviewed and the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies. In addition, we examined such other documents and information as we deemed to be necessary or appropriate in order to render the opinions set forth herein.

                 Pursuant to the Merger Agreement, Wedco will merge with and into Acquisition. In the Merger, each issued and outstanding share of Wedco Common Stock will be converted, at the option of the holder, into either (1) the Cash/Stock Consideration, consisting of (i) 2.20 shares of ICO Common Stock and (ii) $3.50 in cash, or (2) the Stock Consideration, consisting of 2.84 shares of ICO Common Stock. A Wedco shareholder who would otherwise receive a fractional share will instead receive cash in lieu of the fractional share as set forth in the Merger Agreement.

                 We have made the following assumptions in rendering the opinions set forth below:

              (i) the Merger will be consummated in the manner described in the Merger Agreement;

             (ii) the representations made in the Wedco Representation Letter are true and complete as of the date thereof and as of the Effective Time; and
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DILWORTH, PAXSON, KALISH & KAUFFMAN LLP                                PAGE 3
TO:  WEDCO TECHNOLOGY, INC.


             (ii) the representations made in the ICO Representation Letter are true and complete as of the date thereof and as of the Effective Time.

                 Based upon and subject to the foregoing, we are of the opinion that:

                 1. For federal income tax purposes, the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Wedco, Acquisition and ICO will each be a "party to a reorganization" within the meaning of Code Section 368(b).

                 2. No gain or loss for federal income tax purposes will be recognized by Wedco by reason of the Merger. Code Section 361.

                 Our opinion is limited to the foregoing federal income tax consequences of the Merger. It does not address any state, local or foreign tax issues. Further, our opinion is based on the Code, Treasury Regulations, case law, and Internal Revenue Service announcements and rulings as of the date of this opinion. All such authorities are subject to change, which change may be retroactive and may affect the conclusions rendered in this opinion.

         We hereby consent to the filing by ICO of an undated form of this opinion as an exhibit to the Registration Statement and to the reference made to this Firm under the caption "Legal Matters" in the Joint Proxy
Statement/Prospectus constituting a part of the Registration Statement.

                                         Very truly yours,




                                         DILWORTH, PAXSON, KALISH & KAUFFMAN LLP